Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-192606

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 11, 2013)

Transferable Subscription Warrants to Purchase up to 5,755,775 Shares

of Common Stock at $1.10 per Share

and the Shares Issuable pursuant to such Subscription Warrants

Subject to the conditions described in this prospectus supplement, we are distributing, at no charge, to our holders of our common stock and of certain of our warrants (pursuant to the terms of their respective warrants), transferable subscription warrants to purchase an aggregate of up to 5,755,775 shares of our common stock, par value $0.001 per share (the “common stock”). We refer to this offering as the “warrants offering.” You will receive one subscription warrant to purchase one share of common stock at a price of $1.10 per share for every four shares of common stock that you owned as of 5:00 p.m. New York City time on September 9, 2015, the record date (with the total number of subscription warrants issuable rounded down to avoid the issuance of fractional warrants). If you fully exercise your subscription warrants and all other stockholders do not fully exercise their subscription warrants, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $1.10 per share.

We have agreed with Broadridge Corporate Issuer Solutions, Inc. to serve as the warrants agent for the warrants offering. The warrants agent will hold in escrow the funds we receive from subscribers until we complete or cancel the warrants offering. If you want to participate in this warrants offering and you are the record holder of your shares or participating warrants, we recommend that you submit your subscription documents to the warrants agent before that deadline. If you want to participate in this warrants offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. For a detailed discussion, see “The Warrants Offering—The Subscription Warrants.”

We are not requiring an overall minimum subscription to complete the warrants offering. However, we reserve the right to cancel the warrants offering for any reason at any time before it expires. If we cancel the warrants offering, all subscription payments received will be returned promptly, without interest or penalty.

The warrants offering will expire at 5:00 p.m., New York City time, on a date that is no fewer than twenty-one days after the commencement of the warrants offering. The warrants offering is currently expected to expire at 5:00 p.m. New York City time, on September 30, 2015. We have the option to extend the expiration of the warrants offering and the period for exercising your subscription warrants.

You should carefully consider whether to exercise your subscription warrants prior to the expiration of the warrants offering. All exercises of subscription warrants are irrevocable, even if we extend the expiration of the warrants offering. We are not making any recommendation regarding your exercise of the subscription warrants.

The subscription warrants and the shares of common stock issuable on their exercise, both of which are covered by this registration statement, are being offered directly by us without the services of an underwriter or selling agent.

Once the warrants offering has commenced, the subscription warrants will be transferable until the expiration of the warrants offering. The warrants will be listed on The NASDAQ Capital Market (“Nasdaq”) under the symbol “STXSW.”

Our common stock is listed on Nasdaq under the symbol “STXS.” On September 3, 2015, the last reported sale price for our common stock on Nasdaq was $1.37 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is September 4, 2015.

PROSPECTUS SUPPLEMENT

PROSPECTUS

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, dated December 11, 2013 are part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under the shelf registration process, we will distribute to holders of our common stock and of certain of our warrants (pursuant to the terms of their respective warrants) as of the record date of September 9, 2015, at no charge, transferable subscription warrants to purchase shares of our common stock.

We provide information to you about this warrants offering in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this warrants offering; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus supplement,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and in any free writing prospectus supplement that we may authorize for use in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and in any free writing prospectus supplement that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the documents incorporated by reference into this prospectus supplement, and any free writing prospectus supplement that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

We are offering our warrants only in jurisdictions where offers and sales are permitted. We will not mail this prospectus supplement or warrants certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The warrants agent will hold these warrants certificates for their account. To exercise warrants, our foreign stockholders must notify the warrants agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the warrants offering and demonstrate to the satisfaction of the warrants agent that the exercise of such warrants does not violate the laws of the jurisdiction of such stockholder. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

As used in this prospectus supplement, references to “Company”, “we”, “our”, “us” and “Stereotaxis” refer to Stereotaxis, Inc. unless the context requires otherwise. Niobe®, Epoch®, Odyssey®, Odyssey Cinema™, Vdrive™, Vdrive Duo™, V-Loop™, V-Sono™, V-CAS™, and V-CAS Deflect™ are trademarks of Stereotaxis, Inc. All other trademarks that may appear in this prospectus supplement are the property of their respective owners.

QUESTIONS AND ANSWERS RELATING TO THE WARRANTS OFFERING

The following are examples of what we anticipate will be common questions about the warrants offering. The answers are based on selected information from this prospectus supplement and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the warrants offering. This prospectus supplement and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the warrants offering and provide additional information about us and our business, including potential risks related to the warrants offering, our common stock and our business.

What is the warrants offering?

Subject to the conditions described below, we will distribute to holders of our common stock and of certain of our warrants (pursuant to the terms of their respective warrants) as of the record date of September 9, 2015, at no charge, transferable subscription warrants to purchase shares of our common stock. The subscription warrants will be evidenced by warrants certificates.

What is each subscription warrant?

Each subscription warrant gives the holder the opportunity to purchase one share of our common stock at a price of $1.10 per share for every four shares of our common stock owned (as well as holders of certain warrants, as described below) as of 5:00 p.m. New York City time on September 9, 2015, the record date. No fractional warrants will be distributed and no fractional shares will be issued. In the warrants offering, we will grant to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one subscription warrant for every four shares of our common stock you owned at that time. For example, if you owned 125 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 31 subscription warrants (rounded down from 31.25 subscription warrants) and would have the right to purchase 31 shares of common stock for $1.10 per share with your subscription warrants. Each subscription warrant also entitles you to an over-subscription privilege, which is described below. You may exercise any whole number of your subscription warrants, or you may choose not to exercise any subscription warrants. In order to properly exercise your subscription warrant, you must deliver the subscription payment and a properly completed warrants certificate, or if you hold your warrants through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder related to your subscription warrant prior to the expiration of the warrants offering.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or “DTC,” DTC will issue the appropriate number of subscription warrants to your nominee for every four shares of our common stock you own on the record date. The subscription warrant can then be used to purchase one share of our common stock for $1.10 per share. As in the example above, if you owned 125 shares of our common stock on the record date, you would receive 31 subscription warrants (rounded down from 31.25 subscription warrants) and would have the right to purchase 31 shares of common for $1.10 per share with your subscription warrant. For an explanation of the ability of our warrant holders to participate in the warrants offering, see “Will holders of our warrants be permitted to participate in the warrants offering?” below.

Will fractional subscription warrants or fractional shares be issued?

No fractional warrants will be distributed and no fractional shares will be issued. Any fractional warrants issuable pursuant to the warrants offering resulting from the number of shares you own as of the record date or fractional shares issuable pursuant to the over-subscription privilege resulting from prorations or other limitations will be eliminated by rounding down to the nearest whole warrant or nearest whole share, with the subscription payment being paid accordingly. For example, if you owned 125 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 31 subscription warrants (rounded down from 31.25 subscription warrants) and would have the right to purchase 31 shares of common stock with your subscription warrants. If you over-subscribe for 1,000 additional shares but your over-subscription is prorated to 850.5 shares, you would receive 850 shares pursuant to the over-subscription privilege.

What will the use of proceeds from the warrants offering be?

We expect proceeds from the warrants offering to be used for working capital and general corporate purposes. See “Use of Proceeds.”

Am I required to exercise all of the subscription warrants I receive in the warrants offering?

No. You may exercise any whole number of your subscription warrants, or you may choose not to exercise any subscription warrants. If you do not exercise any subscription warrants, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription warrants, your ownership interest in the Company will be diluted by the issuance of shares to others who do choose to exercise their subscription warrants. Moreover, if you do not exercise your subscription warrants in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription warrants?

The subscription warrants may be exercised at any time beginning after the commencement of the warrants offering and prior to the expiration of the warrants offering. The warrants offering will expire at 5:00 p.m., New York City time, on a date that is no fewer than twenty-one days after the commencement of the warrants offering. The warrants offering is currently expected to expire at 5:00 p.m. New York City time, on September 30, 2015. If you elect to exercise any warrants, the warrants agent must actually receive all required documents and payments from you prior to the expiration of the warrants offering. If your required subscription exercise documentation is received by the warrants agent after the expiration of the warrants offering, we may, in our sole discretion, choose to accept your subscription, but we shall be under no obligation to do so. We may extend the expiration of the warrants offering in our sole discretion. We currently do not intend to extend the expiration of the warrants offering.

What is the over-subscription privilege?

We do not expect all of our stockholders to fully exercise all of their subscription warrants. The over-subscription privilege provides stockholders that exercise all of their subscription warrants the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your subscription warrants, the over-subscription privilege of each warrant entitles you to subscribe for additional shares of our common stock unclaimed by other holders of warrants in this warrants offering at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all over-subscription privilege requests, the available shares will be distributed pro rata among warrants holders who exercise their over-subscription privilege based on the number of shares each warrants holder subscribed for under the subscription warrants. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied. No fractional shares will be issued pursuant to the over-subscription privilege and all prorations will be rounded down to eliminate subscriptions for fractional shares.

The Company reserves the right to reject any over-subscription requests and will, in most cases, reject an over-subscription request to the extent the stockholder together with its affiliates would own 15% or more of the common stock of the Company after the over-subscription privilege is exercised. If the Company rejects any over-subscription requests, then such person will be allocated only that number of shares for which the person is permitted to purchase, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied, whichever occurs first.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment for exercise of your over-subscription privilege before the expiration of the warrants offering. Because we will not know the total number of unsubscribed shares before the expiration of the warrants offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares available, assuming that no stockholder other than you has purchased any shares pursuant to their subscription warrant and over-subscription privilege. The warrants agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period. See “The Warrants Offering— Over-Subscription Privilege.”

When will I receive my subscription warrants certificate?

As soon as practicable after the conditions to the commencement of the warrants offering described below have been met, we will distribute the subscription warrants and warrants certificates to individuals who owned shares of our common stock or who owned certain warrants to purchase shares of our common stock that contractually provide for present participation in the warrants offering, in each case, as of 5:00 p.m., New York City time, on September 9, 2015 based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock in “street name” through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription warrants certificate. Instead, as described in this prospectus supplement, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise warrants on your behalf. If you wish to obtain a separate subscription warrants certificate, you should promptly contact your broker, dealer, custodian bank or other nominee and request a separate subscription warrants certificate. It is not necessary to have a physical subscription warrants certificate to elect to exercise your warrants if your shares are held by a broker, dealer, custodian bank or other nominee.

May I transfer my subscription warrants and will the subscription warrants be listed on a stock exchange or national market?

Yes. The subscription warrants will be transferable during the course of the subscription period. The warrants will be listed on Nasdaq under the symbol “STXSW,” and we will not commence the warrants offering until the subscription warrants have been so listed. However, the subscription warrants are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription warrants or the market value of the warrants.

Are we requiring a minimum subscription to complete the warrants offering?

No.

Are there any conditions to completing the warrants offering?

No.

Can we extend, cancel or amend the warrants offering?

Yes. We may decide to cancel the warrants offering at any time and for any reason before the closing of the warrants offering. If we cancel the warrants offering, any money received from subscribing stockholders will be returned promptly, without interest or penalty. We also have the right to extend the expiration of the warrants offering for additional periods at our sole discretion. We do not presently intend to extend the expiration of the warrants offering.

How do I exercise my subscription warrants? What forms and payment are required to purchase shares of common stock?

If you wish to participate in the warrants offering, you must take the following steps:

•	deliver payment to the warrants agent using the methods outlined in this prospectus supplement before the expiration time of the warrants offering, which is currently expected to be 5:00 p.m., New York City time, on September 30, 2015, but is subject to adjustment as described above; and

•	deliver a properly completed warrants certificate to the warrants agent before this expiration time.

If you cannot deliver your warrants certificate to the warrants agent prior to the expiration of the warrants offering, you may follow the guaranteed delivery procedures described under “The Warrants Offering—Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription warrants to the full extent possible based on the amount of the payment received.

You must also send the full purchase price in cash for the number of additional shares that you have requested to purchase pursuant to the over-subscription privilege (in addition to the payment in cash due for shares purchased through your subscription warrants).

When will I receive my new shares?

If you purchase shares of our common stock through the warrants offering, you will receive your new shares as soon as practicable after the closing of the warrants offering.

After I send in my payment and warrants certificate, may I cancel my exercise of subscription warrants?

No. All exercises of subscription warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription warrants and even if we extend the expiration of the warrants offering. You should not exercise your subscription warrants unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $1.10 per share.

What should I do if I want to participate in the warrants offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription warrants on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the warrants offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the warrants offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other warrants offering materials.

Will holders of our warrants be permitted to participate in the warrants offering?

As of September 3, 2015, we had outstanding warrants to purchase an aggregate of 2,131,476 additional shares of common stock at a weighted average exercise price of $4.99. Of that total, there were warrants to purchase an aggregate of 86,265 shares of common stock outstanding with a per share exercise price of between $1.55 and $1.98, and the weighted average exercise price of those warrants was $1.74. Absent language to the contrary in the applicable governing documents, holders of warrants may not participate in the warrants offering without first exercising their warrants for shares of common stock prior to the record date. Holders of warrants to purchase an aggregate of 376,013 shares of common stock at a weighted average exercise price of $12.56 may not participate in the warrants offering without first exercising such warrants for shares of common stock prior to the record date. In addition, in accordance with the provisions of the respective governing documents, holders of warrants to purchase an aggregate of 1,149,213 shares of common stock at a weighted average exercise price of $3.36 may participate in the warrants offering without first exercising their warrants for shares of common stock, as if such warrants had been exercised for the maximum possible number of shares of common stock that such warrant could be exercised for on the date immediately prior to the record date. Lastly, in accordance with the provisions of the respective governing documents, holders of warrants to purchase an aggregate of 606,250 shares of common stock at a weighted average exercise price of $3.36 will, at such time as such warrants are exercised for shares of common stock (if at all), receive warrants to purchase shares of common stock as if such warrants were exercised for shares of common stock on the date immediately prior to the record date, even if such exercise occurs after the record date.

How many shares of our common stock will be outstanding after the warrants offering?

We expect that, as of the record date, we will have 21,267,638 shares of our common stock issued and outstanding and the numbers set forth in this paragraph are based on that expectation. If the warrants offering is fully subscribed, meaning that we issue the maximum possible number of shares of common stock upon exercise of warrants, including 100% participation of those pre-existing warrant holders who are eligible to participate in the warrants offering without first exercising their pre-existing warrants, we will issue an aggregate of 5,755,775 shares in connection with the warrants offering in exchange for an exercise price of $1.10 per share, or an aggregate of $6.3 million. Assuming all 1,755,463 pre-existing eligible warrants outstanding are exercised, we would have an aggregate of 27,023,413 shares outstanding thereafter. Please see “Use of Proceeds” and “The Warrants Offering.”

Are any of the Company’s officers or directors participating in the warrants offering?

To our knowledge, none our officers or directors have indicated whether or not they will exercise warrants in the warrants offering.

Have any other stockholders indicated that they will exercise their warrants?

To our knowledge, none of our other stockholders have indicated whether or not they will exercise warrants in the warrants offering.

Are there risks in exercising my subscription warrants?

Yes. The exercise of your subscription warrants involves risks. Exercising your subscription warrants involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein.

If the warrants offering is not completed, will my subscription payment be refunded to me?

Yes. The warrants agent will hold all funds it receives in a segregated bank account until completion of the warrants offering. If the warrants offering is not completed, all subscription payments received by the warrants agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the warrants agent will return payments through the record holder of the shares.

If the warrants offering is not completed, will the purchase price of any subscription warrants I purchase in the open market or otherwise be returned to me?

No. The conditions to the completion of the warrants offering are described below in the section of this prospectus supplement entitled “The Warrants Offering.”

How do I exercise my subscription warrants if I live outside the United States?

We will not mail this prospectus supplement or the warrants certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The warrants agent will hold the warrants certificates for their account. To exercise subscription warrants, our foreign stockholders must notify the warrants agent and timely follow the procedures described in “The Warrants Offering—Foreign Stockholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue subscription warrants to you or to issue shares to you if you exercise your subscription warrants. If you hold your shares through a nominee and exercise your subscription warrants through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription warrants?

For U.S. federal income tax purposes, you will not recognize income or loss in connection with the receipt or exercise of subscription warrants unless the warrants offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription warrants). We believe that the warrants offering will not be part of a disproportionate distribution. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription warrants and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, warrants certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, warrants certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

By hand or overnight courier:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

By mail:*

Broadridge Corporate Issuer Solutions, Inc.

Attn: Re-Organization Dept., P.O. Box 1317

Brentwood, NY 11717.

*	If your chosen delivery method is USPS Priority Mail or USPS Registered Mail, you must utilize the overnight courier address.

You are solely responsible for completing delivery of your subscription documents, warrants certificate and payment to the warrants agent or, if you are not a record holder to your broker, dealer, custodian bank or other nominee. We urge you to allow sufficient time for delivery of your subscription materials to the warrants agent or your broker, dealer, custodian bank or other nominee.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the warrants agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 300-4994.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights specific information contained elsewhere or incorporated by reference in this prospectus supplement. However, this summary is not complete and does not contain all of the information you should consider before investing in our common stock, and it is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus supplement. To understand this offering fully, you should carefully read this entire prospectus supplement, including the risks discussed under the “Risk Factors” section and our financial statements and related notes.

The Company

We design, manufacture and market robotic systems and instruments for use primarily by electrophysiologists for the treatment of abnormal heart rhythms known as cardiac arrhythmias. We offer our proprietary Epoch Solution, an advanced remote robotic navigation system, for use in a hospital’s interventional surgical suite, or “interventional lab”. We believe the Epoch Solution revolutionizes the treatment of arrhythmias and coronary artery disease by enabling enhanced safety, efficiency and efficacy for catheter-based, or interventional, procedures.

The Epoch Solution is comprised of the Niobe ES Remote Magnetic Navigation System (“Niobe ES system”), Odyssey Information Management Solution (“Odyssey Solution”), and the Vdrive Robotic Navigation System (“Vdrive system”), and related devices. We consider our technology an important advancement in the ongoing trend toward fully digitized, integrated and automated interventional labs. We believe our technology provides substantial, clinically important improvements over manual interventional methods, which often result in long and unpredictable procedure times with suboptimal therapeutic outcomes. We believe our products also support efficient and effective information management and physician collaboration. The core elements of our technology, especially the Niobe ES system, are protected by an extensive patent portfolio, as well as substantial expertise and trade secrets.

We promote the full Epoch Solution in a typical hospital implementation, subject to regulatory approvals or clearances. The full Epoch Solution implementation requires a hospital to agree to an upfront capital payment and recurring payments. The upfront capital payment typically includes equipment and installation charges. The recurring payments typically include disposable costs for each procedure, equipment service costs beyond warranty period, and software licenses. In hospitals where the full Epoch Solution has not been implemented, equipment upgrade or expansion can be implemented upon purchasing of the necessary upgrade or expansion.

The core components of Stereotaxis systems, such as Niobe system, Odyssey Solution, Cardiodrive and various disposable interventional devices have received regulatory clearance in the United States, Europe, Canada, China, Japan and various other countries. We have received the CE Mark that allows us to market the Vdrive and Vdrive Duo systems with the V-CAS, V-CAS Deflect, V-Loop and V-Sono devices in Europe. In addition, we have received licensing to market the Vdrive and Vdrive Duo systems with the V-CAS, V-CAS Deflect, V-Loop and V-Sono devices in Canada. We have received regulatory clearance that allows us to market the Vdrive and Vdrive Duo systems with the V-CAS, V-Loop, and V-Sono devices in the United States.

As of June 30, 2015 and December 31, 2014, we had approximately $3.1 million and $5.7 million, respectively, of backlog, consisting of outstanding purchase orders and other commitments for these systems. We had backlog of approximately $6.8 million and $8.9 million as of December 31, 2013 and 2012, respectively, using the same active backlog criteria. Of the June 30, 2015 backlog, we expect approximately 47% to be recognized as revenue over the course of the remainder of 2015. There can be no assurance that we will recognize such revenue in any particular period or at all because some of our purchase orders and other commitments are subject to contingencies that are outside our control. These orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations or by project changes or delays. In addition, the sales cycle for the Epoch Solution is lengthy in process and generally involves construction or renovation activities at customer sites. Consequently, revenues and/or orders resulting from sales of our Epoch Solution can vary significantly from one reporting period to the next.

We have alliances with Siemens AG Medical Healthcare, Philips Healthcare and Biosense Webster, a subsidiary of Johnson & Johnson. Through these alliances, we integrate our Niobe system with Siemens’ and Philips’ market-leading cath lab imaging systems and Biosense Webster’s 3D catheter location sensing technology. The Biosense alliance also provides development and distribution of disposable interventional devices, coordination of marketing and sales efforts in order to continue to introduce new enhancements around the Niobe system, and non-exclusive commercialization of the Odyssey Solution to Biosense customers in the electrophysiology field in certain countries such as the United States. The Siemens and Philips alliances provide for coordination of our sales and marketing efforts with those of our alliance partners to facilitate co-marketing of integrated systems. Biosense Webster accounted for 13% of total net revenue for the year ended December 31, 2014.

We were incorporated in Delaware in June 1990 as Stereotaxis, Inc. Our principal executive offices are located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, and our telephone number is (314) 678-6100. Our website address is www.stereotaxis.com. Information contained on our website is not incorporated by reference into and does not form any part of this prospectus supplement.

Selected Financial Data

The following selected consolidated financial data for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 and for the balance sheet data as of December 31, 2014, 2013, 2012, 2011 and 2010 have been derived from, and should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Reports on Forms 10-K. The selected financial data for the six months ended June 30, 2015 and 2014 and the balance sheet data as of June 30, 2015 and 2014 are derived from the unaudited financial statements filed on Form 10-Q for the period ended June 30, 2015. The selected data in this section is not intended to replace the financial statements. Historical results are not indicative of the results to be expected in the future.

	(Unaudited) Six Months Ended June 30,		Year Ended December 31
	2015	2014	2014	2013	2012	2011	2010
Consolidated Statements of Operations Data:
Revenue	$19,195,276	$16,402,207	$35,011,276	$38,031,081	$46,562,434	$41,987,432	$54,051,237
Cost of revenue	5,573,901	3,603,846	8,223,380	11,001,301	14,781,055	12,498,081	15,564,687

Gross margin	13,621,375	12,798,361	26,787,896	27,029,780	31,781,379	29,489,351	38,486,550

Operating costs and expenses:
Research and development	2,905,533	2,816,189	5,158,331	5,672,058	8,405,086	12,886,488	12,244,163
Sales and marketing	8,285,150	7,727,420	15,168,940	17,132,093	20,607,999	31,635,415	30,178,818
General and administrative	5,567,297	6,773,377	11,845,289	13,066,103	13,394,556	16,908,656	15,022,689

Total operating expenses	16,757,980	17,316,986	32,172,560	35,870,254	42,407,641	61,430,559	57,445,670

Operating loss	(3,136,605)	(4,518,625)	(5,384,664)	(8,840,474)	(10,626,262)	(31,941,208)	(18,959,120)
Interest and other income (expense), net (1)(2)	(1,537,663)	(1,562,701)	182,223	(59,917,115)	1,387,835	(89,967)	(964,367)

Net loss	$(4,674,268)	$(6,081,326)	$(5,202,441)	$(68,757,589)	$(9,238,427)	$(32,031,175)	$(19,923,487)

Basic and diluted net loss per common share	$(0.22)	$(0.31)	$(0.26)	$(5.95)	$(1.33)	$(5.84)	$(3.94)

Shares used in computing basic and diluted net loss per common share	20,871,244	19,483,603	19,945,038	11,554,566	6,944,928	5,482,627	5,052,200

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$3,629,273	$10,597,718	$7,270,301	$13,775,130	$7,777,718	$13,954,919	$35,248,819
Working capital	651,662	1,655,664	4,566,908	3,896,066	(5,715,760)	(6,596,218)	12,395,426
Total assets	19,945,451	27,286,353	23,880,771	31,076,396	32,165,944	39,931,832	65,761,792
Long-term debt, less current maturities	18,308,436	18,506,921	18,388,764	18,481,478	16,824,736	17,290,531	8,000,000
Accumulated deficit	(463,280,171)	(459,484,788)	(458,605,903)	(453,403,462)	(384,645,873)	(375,407,446)	(343,376,271)
Total stockholders’ equity (deficit)	(15,891,142)	(14,701,239)	(12,549,718)	(11,701,995)	(18,790,226)	(18,828,895)	10,475,246

(1)	Other income recorded in 2010 includes $1.5 million in grants under the Qualifying Therapeutic Discovery Project Program.
(2)	Other income (expense) recorded in 2014, 2013, 2012, 2011, and 2010 includes $3.5 million, ($47.3) million, $8.2 million, $3.4 million, and $0.6 million in warrant and other mark-to-market adjustments, respectively.

The Warrants Offering

The following summary describes the principal terms of the warrants offering, but is not intended to be complete. See the information under the heading “The Warrants Offering” in this prospectus supplement for a more detailed description of the terms and conditions of the warrants offering.

Securities Offered	Subject to the conditions described in this prospectus supplement, we are distributing, at no charge, to our stockholders and to certain of our warrant holders (pursuant to the terms of their respective warrants), transferable subscription warrants to purchase an aggregate of up to 5,755,775 shares of our common stock. Holders of our common stock will receive a subscription warrant to purchase one share of common stock for every four shares of common stock owned at 5:00 p.m., New York City time, as of the record date set forth below, for a price of $1.10 per share (with the total number of subscription warrants issuable rounded down to avoid the issuance of fractional warrants). For a summary of the treatment of outstanding warrants to purchase shares of common stock in the Warrants Offering, see “—Treatment of Warrants” below.

Record Date	September 9, 2015.

Expiration of the Warrants Offering	The warrants offering will expire at 5:00 p.m., New York City time, on a date that is no fewer than twenty-one days after the commencement of the warrants offering. The warrants offering is currently expected to expire at 5:00 p.m. New York City time, on September 30, 2015. We may extend the expiration of the warrants offering in our sole discretion. If your required subscription exercise documentation is received by the warrants agent after the expiration of the warrants offering, we may, in our sole discretion, choose to accept your subscription, but it shall be under no obligation to do so.

Subscription Price	$1.10 per share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the warrants offering.

Use of Proceeds	We expect proceeds from the warrants offering to be used for working capital and general corporate purposes. See “Use of Proceeds.”

Transferability of Warrants	The subscription warrants will be transferable during the course of the subscription period. The warrants will be listed on Nasdaq under the symbol “STXSW,” and we anticipate that the warrants will be listed on or about September 14, 2015. However, the subscription warrants are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription warrants or the market value of the warrants.

No Board Recommendation	We are making no recommendation regarding your exercise of the subscription warrants. You are urged to make your decision based on your own assessment of our business and the warrants offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Conditions	We are not requiring a minimum subscription to complete the warrants offering.

No Revocation	All exercises of subscription warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription warrants and even if we extend the expiration of the warrants offering. You should not exercise your subscription warrants unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $1.10 per share.

U.S. Federal Income Tax Considerations	You will not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription warrants in the warrants offering if the warrants offering is not part of a “disproportionate distribution” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended (“Code”). A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments or other securities convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. We do not believe that the subscription warrants issued pursuant to the warrants offering are, and we intend to treat the subscription warrants issued pursuant to the warrants offering as not being, part of a disproportionate distribution. Our conclusion, however, neither binds the IRS nor prevents the IRS from challenging our position. You may be required to allocate a portion of your tax basis in your Stereotaxis common stock to the subscription warrants we distribute to you in the offering (which will carry over and become part of any of our common stock acquired upon exercise of the warrants) if you determine the value of the stock warrants equals or exceeds 15% of the fair market value of our common stock on the date we distribute the warrants to you or if you so elect to allocate a portion of your tax basis to the warrants. For further information, please see “Risk Factors—The tax treatment of the warrants offering is somewhat uncertain and it may be treated as a taxable event to stockholders” and “Material U.S. Federal Income Tax Consequences.”

Extension, Amendment, Withdrawal and Termination	The period for exercising your subscription warrants may be extended by us in our sole discretion. We may extend the expiration date of the warrants offering by giving oral or written notice to the warrants agent on or before the scheduled expiration date. If we elect to extend the expiration of the warrants offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

Procedures for Exercising Warrants	To exercise your subscription warrants, you must complete the warrants certificate and deliver it to the warrants agent, Broadridge Corporate Issuer Solutions, Inc., together with full payment for all the subscription warrants you elect to exercise under the subscription warrant. You may deliver such subscription documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested or, if you are not a record holder, to your broker, dealer, custodian bank or other nominee.

If you cannot deliver your warrants certificate to the warrants agent prior to the expiration of the warrants offering, you may follow the guaranteed delivery procedures described under “The Warrants Offering—Guaranteed Delivery Procedures.”

Over-Subscription Privilege	We do not expect all of our stockholders to fully exercise all of their subscription warrants. If you fully exercise your subscription warrants, the over-subscription privilege of each warrant entitles you to subscribe for additional shares of our common stock unclaimed by other holders of warrants in this offering at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among warrants holders who exercise their over-subscription privilege based on the number of shares each warrants holder subscribed for under the subscription warrants. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied. No fractional shares will be issued pursuant to the over-subscription privilege and all prorations will be rounded down to eliminate subscriptions for fractional shares. The Company reserves the right to reject any over-subscription requests and will, in most cases, reject an over-subscription request to the extent the stockholder together with its affiliates would own 15% or more of the common stock of the Company after the over-subscription privilege is exercised. If the Company rejects any over-subscription requests, then such person will be allocated only that number of shares for which the person is permitted to purchase, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied, whichever occurs first.

Warrants Agent	Broadridge Corporate Issuer Solutions, Inc.

Shares Outstanding Before the Record Date	We expect that 21,267,638 shares of our common stock will be issued and outstanding as of the record date.

Shares Outstanding After Completion of the Warrants Offering	If the warrants offering is fully subscribed, meaning that we issue the maximum possible number of shares of common stock upon exercise of warrants, including 100% participation of those pre-existing warrant holders who are eligible to participate in the warrants offering without first exercising their pre-existing warrants, we will issue an aggregate of 5,755,775 shares in connection with the warrants offering in exchange for an aggregate exercise price of $6.3 million, and, assuming all 1,755,463 pre-existing eligible warrants outstanding are exercised, have an aggregate of 27,023,413 shares outstanding thereafter.

Risk Factors	Stockholders considering making an investment by exercising subscription warrants in the warrants offering or by purchasing warrants in the open market or otherwise should carefully read and consider the information set forth in “Risk Factors” beginning on page 15 of this prospectus supplement, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus supplement.

NASDAQ Capital Market Trading Symbol	Our common stock trades on Nasdaq under the trading symbol “STXS” and we intend to apply to list the shares to be issued in connection with the warrants offering, on Nasdaq under the same symbol. The warrants will be listed on Nasdaq under the symbol “STXSW,” and we anticipate that the warrants will be listed upon commencement of the warrants offering. As a result, you may transfer or sell your subscription warrants if you do not want to purchase any shares of our common stock. However, the subscription warrants are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription warrants or the market value of the warrants.

Treatment of Warrants	As of September 3, 2015, we had outstanding warrants to purchase an aggregate of 2,131,476 additional shares of common stock at a weighted average exercise price of $4.99. Of that total, there were warrants to purchase an aggregate of 86,265 shares of common stock outstanding with a per share exercise price of between $1.55 and $1.98, and the weighted average exercise price of those warrants was $1.74. Absent language to the contrary in the applicable governing documents, holders of warrants may not participate in the warrants offering without first exercising their warrants for shares of common stock prior to the record date. Holders of warrants to purchase an aggregate of 376,013 shares of common stock at a weighted average exercise price of $12.56 may not participate in the warrants offering without first exercising such warrants for shares of common stock prior to the record date. In addition, in accordance with the provisions of the respective governing documents, holders of warrants to purchase an aggregate of 1,149,213 shares of common stock at a weighted average exercise price of $3.36 may participate in the warrants offering without first exercising their warrants for shares of common stock, as if such warrants had been exercised for the maximum possible number of shares of common stock that such warrant could be exercised for on the date immediately prior to the record date. Lastly, in accordance with the provisions of the respective governing documents, holders of warrants to purchase an aggregate of 606,250 shares of common stock at a weighted average exercise price of $3.36 will, at such time as such warrants are exercised for shares of common stock (if at all), receive warrants to purchase shares of common stock as if such warrants were exercised for shares of common stock on the date immediately prior to the record date, even if such exercise occurs after the record date.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in, or incorporated by reference in, this prospectus supplement, including the risks described below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, and in any other reports that we file with the SEC, along with the other information included or incorporated by reference in this prospectus supplement, in evaluating an investment in our common stock. The information included or incorporated by reference in this prospectus supplement may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

The risks and uncertainties described in this prospectus supplement and the documents incorporated by reference in this prospectus supplement are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. As a result, the trading price of our common stock and/or the value of any other securities we may issue may decline, and you might lose part or all of your investment.

Risks Related to the Warrants Offering

The market price of our common stock is volatile and may decline before or after the subscription warrants expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, macroeconomic conditions, industry trends and customer demands, competition, and the other factors discussed in these risk factors and under “Cautionary Note Regarding Forward-Looking Statements.”

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription warrants. If that occurs, you may have committed to buy shares of our common stock in the warrants offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription warrants you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the warrants offering, you will not be able to sell the shares of our common stock that you purchase in the warrants offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the warrants offering. We will not pay you interest on funds delivered to the warrants agent pursuant to the exercise of subscription warrants.

The warrants offering may cause the price of our common stock to decrease.

The number of shares of common stock we could issue if the warrants offering is completed, including with respect to holders of warrants who are entitled, pursuant to their governing documents, to participate in the warrants offering without first exercising their existing warrants, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the warrants offering. If that occurs, your purchase of shares of our common stock in the warrants offering may be at a price greater than the prevailing trading price of our common stock in the aftermath of the completion of the warrants offering. Further, if a substantial number of subscription warrants are exercised, and the holders of the shares received upon exercise of those subscription warrants choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. Lastly, since certain of our warrant holders are permitted, pursuant to the applicable governing documents, to receive warrants on the shares of stock that they receive upon exercise of warrants following the record date, the issuance of any such warrants could have a negative impact on our stock price following the completion of the warrants offering.

No prior market exists for the subscription warrants, and if you acquire subscription warrants in the open market, you may suffer a complete loss of your investment.

The subscription warrants will be transferable during the course of the subscription period. The warrants will be listed on Nasdaq under the symbol “STXSW,” and we anticipate that the warrants will be listed upon commencement of the warrants offering. However, the subscription warrants are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription warrants or the market value of the subscription warrants.

If you wish to sell your subscription warrants or the warrants agent tries to sell subscription warrants on your behalf in accordance with the procedures discussed in this prospectus supplement but such subscription warrants cannot be sold, or if you provide the warrants agent with instructions to exercise the subscription warrants and your instructions are not timely received by the warrants agent or if you do not provide any instructions to exercise your subscription warrants, the subscription warrants will expire and will be void and no longer exercisable.

Moreover, if you acquire subscription warrants in the open market or otherwise and the warrants offering is not consummated, the purchase price will not be refunded to you. Accordingly, you may suffer a complete loss of your investment if you acquire subscription warrants.

We have received a notice of noncompliance from Nasdaq and our common stock may be subject to delisting.

On August 5, 2015, we received a letter from Nasdaq notifying us that we no longer meet certain continued listing requirements under Nasdaq rules. In particular, for the period from June 23, 2015 to August 4, 2015, we failed to maintain a minimum Market Value of Listed Securities of $35 million required pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). If compliance with the MVLS Rule for a period of at least ten consecutive business days cannot be established prior to February 1, 2016, our common stock will be subject to delisting from the Nasdaq Capital Market. At that time, we may appeal the delisting determination with a Nasdaq Hearings Panel. There can be no assurance that we will be successful at reestablishing compliance with the MVLS Rule and a delisting from Nasdaq would have a negative impact on the value and liquidity of our common stock and our ability to access the capital markets.

The subscription price for this offering is not an indication of the value of our common stock.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the warrants offering. We cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.

Because our management will have broad discretion over the use of the proceeds from the warrants offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We have complete discretion over the use of the proceeds from the warrants offering. In addition, market factors may require us to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on our management with regard to the use of the proceeds from the warrants offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

If we cancel this offering, neither we nor the warrants agent will have any obligation to you except to return your subscription payments.

If we withdraw or terminate this offering, neither we nor the warrants agent will have any obligation with respect to warrants that have been exercised except to return, without interest or deduction, any subscription payments the warrants agent received from you.

You may not revoke your subscription exercise, even if we extend the expiration of the warrants offering, and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription warrants, you may not revoke the exercise of such warrants. If we decide to exercise our option to extend the expiration of the warrants offering, you still may not revoke the exercise of your subscription warrants. The public trading market price of our common stock may decline before the subscription warrants expire. If you exercise your subscription warrants and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on Nasdaq under the symbol “STXS,” and the last reported sales price of our common stock on Nasdaq on September 3, 2015 was $1.37 per share. Following the exercise of your warrants, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of subscription warrants will be rejected.

Holders of subscription warrants that desire to purchase shares in the warrants offering must act promptly to ensure that all required forms and payments are actually received by the warrants agent prior to the expiration of the warrants offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the warrants agent prior to the expiration of the warrants offering. We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the warrants agent prior to the expiration of the warrants offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the warrants offering prior to the expiration of the warrants offering, the warrants agent will reject your subscription or accept it only to the extent of the payment and documentation received. Neither we nor our warrants agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this warrants offering.

Any uncertified check used to pay for shares to be issued in this warrants offering must clear prior to the expiration date of this warrants offering, and the clearing process may require five or more business days. If you choose to exercise your subscription warrants, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this warrants offering, you will not have satisfied the conditions to exercise your subscription warrants and will not receive the shares you wish to purchase.

You may not receive all of the shares for which you subscribe.

Exercise of the over-subscription privilege will only be honored if and to the extent that the subscription warrants have not been exercised in full. If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over-subscription privilege, we will allocate the available shares of common stock proportionately among stockholders who exercised their over-subscription privileges based on the number of shares each stockholder subscribed for under their subscription warrants. As a result, you may not receive any or all of the shares of common stock for which you exercise your over-subscription privilege.

As soon as practicable after the expiration date, the warrants agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription warrants who act on behalf of beneficial owners will be required to certify to us and to the warrants agent as to the aggregate number of subscription warrants exercised, and the number of shares of common stock requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

In addition, the Company reserves the right to reject any over-subscription requests and will, in most cases, reject an over-subscription request to the extent the stockholder together with its affiliates would own 15% or more of the common stock of the Company after the over-subscription privilege is exercised. If the Company rejects any over-subscription requests, then such person will be allocated only that number of shares for which the person is permitted to purchase, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied, whichever occurs first.

The tax treatment of the warrants offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

If the warrants offering is deemed to be part of a “disproportionate distribution” under Code Section 305, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription warrants in the warrants offering depending on our current and accumulated earnings and profits and your tax basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. While we do not believe that the subscription warrants issued pursuant to the warrants offering are, and we intend to treat the subscription warrants issued pursuant to the warrants offering as not being, subject to the disproportionate distribution rules, our determination is not binding upon the IRS who may disagree with our conclusions. Please see “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the warrants offering.

You may be required to allocate a portion of your tax basis in our common stock to the subscription warrants received in the offering.

You will be required to allocate a portion of your tax basis in your Stereotaxis common stock to the subscription warrants we distribute to you in the offering (which will carry over and become part of the tax basis in any of our common stock acquired upon exercise of the warrants) if you determine the value of the stock warrants equals or exceeds 15% of the fair market value of our common stock on the date we distribute the warrants to you, or if you so elect to allocate a portion of your tax basis to the warrants. We are not required to, nor do we intend to, provide you with an appraisal setting forth the estimated fair market value of the warrants. Please see “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the warrants offering.

You may not be able to immediately resell any shares of our common stock that you purchase pursuant to the exercise of subscription warrants upon expiration of the subscription warrants offering period.

If you exercise subscription warrants, you may not be able to resell the common stock purchased by exercising your subscription warrants until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no warrants as a stockholder in the shares you purchased in the warrants offering until we issue the share certificates to you. Although we will endeavor to issue the shares as soon as practicable after completion of the warrants offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the warrants offering and the time that the shares are issued.

The issuance or exercise of the warrants, or the occurrence of various other events may adversely affect the ability of the Company to fully utilize its NOL carryforwards and/or other tax attributes of the Company.

The Company has a substantial amount of NOL carryforwards and other tax attributes for U.S. federal income tax purposes that are available both currently and in the future to offset taxation of Company taxable income and gains. The issuance and/or exercise of the warrants to purchase our common stock, and/or the occurrence of certain events outside of our control, may cause the Company (and, consequently, its subsidiaries) to experience an “ownership change” under Code Section 382. This could limit the Company’s ability to utilize fully its NOL carryforwards and/or other tax attributes to reduce or eliminate future U.S. federal income tax liabilities of the Company.

In general, an ownership change occurs when, as of any testing date, the percentage of stock of a corporation owned by one or more “5-percent shareholders,” as defined in the Code and the related Treasury regulations, has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholders at any time during the three-year period preceding such date. In general, persons who own 5% or more (by value) of a corporation’s stock are 5-percent shareholders, and all other persons who own less than 5% (by value) of a corporation’s stock are treated, together, as a single, public group 5-percent shareholder, regardless of whether they own an aggregate of 5% or more (by value) of a corporation’s stock. If a corporation experiences an ownership change, it is generally subject to a limitation on the amount of NOL carryforward that arose prior to the ownership change that it may use on an annual basis to reduce taxable income recognized by the Company in any post-change tax period. The annual limitation is an amount equal to the equity value of the corporation immediately prior to the ownership change multiplied by the federal long-term tax-exempt rate on the date of the change. The limitation is likely to be substantial in comparison to the amount of the Company’s NOL carryforwards and the amount of future tax savings from the use of such NOL carryforwards than if the Company were able to utilize fully it NOL carryforwards without limitation by Code Section 382.

If the Company were to experience an ownership change, we could potentially have higher U.S. federal income tax liabilities in the future than we would otherwise have had and it may also result in certain other adverse consequences to the Company. The Company has not adopted any type of Section 382 stock ownership plan in attempt to prevent the Company from experiencing an ownership change within the meaning of Code Section 382, and there can be no assurance that the issuance and/or exercise of the warrants being distributed to purchase our common stock when coupled with the issuance of our common stock in exchange for our convertible subordinated notes, together with the recent exercises of warrants to purchase our common stock, will not cause us to experience an ownership change and realizing the adverse consequences that may arise therefrom. Even if the issuance and/or exercise of the warrants to purchase our common stock does not cause currently a more than 50% change in the ownership of our stock for purposes of Code Section 382, the issuance and/or exercise of the stock warrants to acquire our common stock could make it more likely that future purchases or sales of our common stock in the market will cause a change of ownership of our stock for purposes of Code Section 382.

FORWARD-LOOKING STATEMENTS

The prospectus supplement contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1985. These statements relate to, among other things:

•	our business strategy;

•	our value proposition;

•	our ability to fund operations;

•	our ability to convert backlog to revenue;

•	the ability of physicians to perform certain medical procedures with our products safely, effectively and efficiently;

•	the adoption of our products by hospitals and physicians;

•	the market opportunity for our products, including expected demand for our products;

•	the timing and prospects for regulatory approval of our additional disposable interventional devices;

•	the success of our business partnerships and strategic alliances;

•	our estimates regarding our capital requirements;

•	our plans for hiring additional personnel; and

•	any of our other plans, objectives, expectations and intentions contained or incorporated into this prospectus supplement that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue”, or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. These statements are only predictions.

Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in general economic and business conditions and the risks and other factors set forth in “Item 1A—Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014.

Our actual results may be materially different from what we expect. We undertake no duty to update these forward-looking statements after the date of this prospectus supplement, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

If the warrants offering is fully subscribed, meaning that we issue the maximum possible number of shares of common stock upon exercise of warrants, including 100% participation of those pre-existing warrant holders who are eligible to participate in the warrants offering without first exercising their pre-existing warrants, we expect to receive an aggregate of approximately $6.3 million from the sale of shares pursuant to the warrants offering. We expect proceeds from the warrants offering to be used for working capital and general corporate purposes.

CAPITALIZATION

The following table shows (i) our historical consolidated capitalization at June 30, 2015 on an actual basis, (ii) our consolidated June 30, 2015 capitalization adjusted after giving effect to the transactions subsequent to June 30, 2015, as set forth in more detail below under “Changes in Common Stock Outstanding since June 30, 2015,” and (iii) our consolidated June 30, 2015 capitalization adjusted after giving effect to both the transactions subsequent to June 30, 2015 and the sale of 5,755,775 shares of common stock in this warrants offering at a subscription price of $1.10 per whole share of common stock and the receipt of net proceeds of approximately $6.0 million from the warrants offering. We anticipate that expenses relating to the warrants offering will be approximately $0.3. For purpose of this table, we have assumed that this warrants offering is fully subscribed, meaning that we issue the maximum possible number of shares of common stock upon exercise of warrants, including 100% participation of those pre-existing warrant holders who are eligible to participate in the warrants offering without first exercising their pre-existing warrants. However, it is impossible to predict how many warrants will be exercised in this offering and therefore the net proceeds that we will receive.

You should read this table in conjunction with “Summary Historical Financial Data” and with our audited financial statements for the year ended December 31, 2014, our unaudited consolidated financial statements for the quarter ended June 30, 2015, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and incorporated by reference in this prospectus supplement.

	Actual as of June 30, 2015	As Adjusted for Transactions after June 30, 2015(1)	As Adjusted for the Warrants Offering

Cash and cash equivalents	$3,629,273	$3,921,962	$9,955,031
Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding	$—	$—	$—
Common stock, par value $0.001; 300,000,000 shares authorized, 21,066,848 issued	21,067	21,272	27,028
Treasury stock, 4,015 shares	(205,999)	(205,999)	(205,999)
Additional paid in capital	447,573,961	447,866,445	454,192,042
Accumulated deficit	(463,280,171)	(463,280,171)	(463,280,171)
Total stockholders’ deficit	$(15,891,142)	$(15,598,453)	$(9,267,101)

(1)	Subsequent to June 30, 2015, the Company sold an aggregate of 160,020 shares of common stock under the Controlled Equity Offering Sales Agreement, at an average price of approximately $1.89 per share for net proceeds of $292,689. Additionally the company issued 4,367 shares under its ESPP program and 40,418 shares through vesting of employee restricted stock grants.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus supplement, we are authorized to issue up to 310 million shares of capital stock, par value $0.001 per share, divided into two classes designated, respectively, “common stock” and “preferred stock.” Of such shares authorized, 300 million shares are designated as common stock, and 10 million shares are designated as preferred stock.

The following is a summary of the material terms of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. Since the terms of our certificate of incorporation and bylaws, and Delaware law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find Additional Information” below.

On July 10, 2012, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to implement a one-for-ten reverse split of our common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each ten shares of the Company’s issued and outstanding common stock were automatically combined and converted into one issued and outstanding share of common stock. The Reverse Stock Split affected all issued and outstanding shares of the Company’s common stock, as well as common stock underlying stock options, stock appreciation warrants, restricted stock units, warrants and convertible debentures outstanding immediately prior to the effectiveness of the Reverse Stock Split. In addition, the Amendment increased the number of authorized shares of the Company’s common stock from 100 million to 300 million. The Reverse Stock Split did not alter the par value of common stock, which remained at $0.001 per share, or modify any voting warrants or other terms of our common stock. Unless otherwise indicated, all information set forth herein gives effect to such Reverse Stock Split.

As of September 3, 2015, there were 21,267,638 million shares of common stock outstanding that were held of record by approximately 343 stockholders, although we believe that there is a significantly larger number of beneficial owners of our common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor, as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion warrants. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

Interested Stockholder Transactions. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of assets with a value of 10% or more of either the total assets or all outstanding stock of the corporation;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

In addition, some provisions of our amended and restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Cumulative Voting. Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Classified Board of Directors. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year, which has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing only the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees. The certificate of incorporation also provides that directors may be removed by stockholders only for cause. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation and bylaws do not permit stockholders to act by written consent. They provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our directors. Further, our amended and restated certificate of incorporation provides that the stockholders may amend bylaws adopted by the board of directors or specified provisions of the certificate of incorporation by the affirmative vote of at least 66 2/3% of our capital stock.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from nominating directors at an annual meeting of stockholders.

Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Stereotaxis by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Supermajority Vote Requirements. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements of 66 2/3% of the voting power of our capital stock in connection with the amendment of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “STXS”.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. Its address is 51 Mercedes Way, Edgewood, NY 11717 and its telephone number is (855) 300-4994.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is listed on Nasdaq under the symbol “STXS.” As of September 3, 2015, we had 21,267,368 shares of common stock outstanding and approximately 343 registered stockholders, including multiple beneficial holders at depositaries, banks and brokers listed as a single holder of record holding our common stock in nominee or “street” name.

Set forth below are the high and low sales prices for our common stock as reported by the Nasdaq for the two most recently completed fiscal years, the first two fiscal quarters of the current fiscal year and the period from July 1, 2015 through September 3, 2015:

	Low	High
2013
First Quarter	$1.77	$3.28
Second Quarter	1.31	2.07
Third Quarter	1.21	10.85
Fourth Quarter	3.10	6.24
2014
First Quarter	$3.60	$6.34
Second Quarter	3.10	4.74
Third Quarter	2.30	3.61
Fourth Quarter	1.32	2.35
2015
First Quarter	$1.43	$2.97
Second Quarter	1.44	2.36
Third Quarter (through September 3, 2015)	.70	1.80

On September 3, 2015, the closing price for our common stock as reported on Nasdaq was $1.37. We have never paid any dividends on our common stock.

THE WARRANTS OFFERING

The Warrants

We are distributing to the record holders of our common stock, and holders of record of warrants to purchase shares of our common stock, which warrants contractually provide for present participation in the warrants offering, as of 5:00 p.m. New York City time on the record date, transferable warrants to purchase shares of our common stock at a subscription price of $1.10 per share. The warrants will entitle the holders of our common stock, and certain of our warrant holders, to purchase approximately an aggregate of 5,755,775 shares of our common stock for an aggregate purchase price of $6.3 million. Each subscription warrant also entitles you to an over-subscription privilege, which is described below.

In this distribution, each holder of record of our common stock and of certain of our warrants (pursuant to the terms of their respective warrants) will receive a subscription warrant to purchase one share of common stock at a price of $1.10 per share for every four shares of our common stock owned by such holder as of 5:00 p.m., New York City time, on the record date (with the total number of subscription warrants issuable rounded down to avoid the issuance of fractional warrants). Those holders of warrants that are entitled to participate in the warrants offering will receive a subscription warrant to purchase one share of common stock at a price of $1.10 per share for every four shares of common stock such warrant holder could exercise their warrant for as of immediately prior to the record date.

With your subscription warrant, you may purchase one share of our common stock per whole subscription warrant, upon delivery of the required subscription documents and payment of the subscription price of $1.10 per share prior to the expiration of the warrants offering. You may exercise all or a portion of your subscription warrants. In order to properly exercise your subscription warrants, you must deliver the applicable subscription payment and a properly completed warrants certificate or, if you hold your warrants through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and a completed form entitled “Beneficial Owner Election Form” (or such other appropriate documents as are provided by your nominee related to your subscription warrant) to your nominee, in any event, prior to the expiration of the warrants offering.

No fractional warrants will be distributed and no fractional shares will be issued. Any fractional warrants issuable pursuant to the warrants offering resulting from the number of shares you own as of the record date or fractional shares issuable pursuant to the over-subscription privilege resulting from prorations or other limitations will be eliminated by rounding down to the nearest whole warrant or nearest whole share, with the subscription payment being paid accordingly. For example, if you owned 125 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 31 subscription warrants (rounded down from 31.25) and would have the right to purchase 31 shares of common stock with your subscription warrants. If you over-subscribe for 1,000 additional shares but your over-subscription is prorated to 850.5 shares, you would receive 850 shares pursuant to the over-subscription privilege. Any excess subscription payments received by the warrants agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the subscription warrant as soon as practicable after the closing of the warrants offering.

Over-Subscription Privilege

Subject to the allocation described below, each subscription warrant also grants the holder an over-subscription privilege to purchase additional shares of our common stock that are not purchased by other warrants holders pursuant to their subscription warrants, subject to potential purchase limits for shareholders attempting to own 15% or more of the common stock of the Company. You are entitled to exercise your over-subscription privilege only if you exercise your subscription warrant in full.

If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your warrants certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this warrants offering. When you send in your warrants certificate, you must also send the full subscription price in cash for the number of additional shares that you have requested to purchase (in addition to the payment in cash due for shares purchased through your subscription warrant). If an insufficient number of shares is available to fully satisfy all over-subscription requests, the available shares will be distributed pro rata among stockholders who exercised their over-subscription privileges based on the number of shares each stockholder subscribed for under their subscription warrants. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied. No fractional shares will be issued pursuant to the over-subscription privilege and all prorations will be rounded down to eliminate subscriptions for fractional shares.

The Company reserves the right to reject any over-subscription requests and will, in most cases, reject an over-subscription request to the extent the stockholder together with its affiliates would own 15% or more of the common stock of the Company after the over-subscription privilege is exercised. If the Company rejects any over-subscription requests, then such person will be allocated only that number of shares for which the person is permitted to purchase, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same basis described above. The allocation process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied, whichever occurs first.

As soon as practicable after the expiration date, the warrants agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription warrants who act on behalf of beneficial owners will be required to certify to us and to the warrants agent as to the aggregate number of subscription warrants exercised, and the number of shares of common stock requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

Dilutive Effects of the Warrants Offering

If you choose not to exercise your warrants, your ownership interest in the Company will be diluted by the issuance of shares to others who do choose to exercise their warrants. If you do not fully exercise your warrants, you will not be entitled to exercise the over-subscription privilege.

Method of Exercising Warrants by Stockholders

The exercise of warrants is irrevocable and may not be cancelled or modified, even if we extend the expiration of the warrants offering in our sole discretion. You may exercise your warrants as follows:

Subscription by Registered Holders

You may exercise your warrants by properly completing and executing the warrants certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the warrants agent at the address set forth below under “—Warrants Agent,” prior to the expiration of the warrants offering described below.

Subscription by DTC Participants

We expect that the exercise of your warrants may be made through the facilities of DTC. If your warrants are held of record through DTC, you may exercise your warrants by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your warrants from your account to the account of the warrants agent, together with certification as to the aggregate number of warrants you are exercising and the number of shares of our common stock you are subscribing for under your subscription warrant.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the warrants on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your warrants and deliver all subscription documents and payment on your behalf prior to the expiration of the warrants offering described below. Your warrants will not be considered exercised unless the warrants agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required subscription documents and your full subscription payment prior to this expiration time.

Method of Exercising Warrants by Warrant Holders

Holders of certain existing warrants have the contractual right to participate in the warrants offering. To the extent that you have such existing warrants and elect to exercise them, the exercise of existing warrants is irrevocable and may not be cancelled or modified, even if we extend the expiration of the warrants offering in our sole discretion. You may exercise your existing warrants by properly completing and executing the existing warrants certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the warrants agent at the address set forth below under “—Warrants Agent,” prior to the expiration of the warrants offering described below.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to Broadridge Corporate Issuer Solutions, Inc. upon a U.S. bank;

•	postal, telegraphic or express money order payable to the warrants agent; or

•	wire transfer of immediately available funds to accounts maintained by the warrants agent.

Payment received after the expiration of the warrants offering will not be honored, and the warrants agent will return your payment to you, without interest, as soon as practicable. The warrants agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the warrants agent;

•	receipt by the warrants agent of any certified check bank draft drawn upon a U.S. bank;

•	receipt by the warrants agent of any postal, telegraphic or express money order; or

•	receipt of collected funds in the warrants agent’s account.

If you elect to exercise your warrants, we urge you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the warrants agent receives your funds prior to the expiration of the warrants offering. If you send an uncertified check, payment will not be deemed to have been received by the warrants agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the warrants agent’s account, payment will be deemed to have been received by the warrants agent immediately upon receipt of such instruments and wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to the expiration of the warrants offering described below. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the warrants offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the warrants certificate carefully and strictly follow it. DO NOT SEND WARRANT CERTIFICATES OR PAYMENTS TO US. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the warrants agent has received delivery of a properly completed and duly executed warrants certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the warrants agent or us.

The method of delivery of warrants certificates and payment of the subscription amount to the warrants agent will be at the risk of the holders of warrants. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the warrants agent and clearance of payment prior to the expiration of the warrants offering.

Unless a warrants certificate provides that the shares of our common stock are to be delivered to the record holder of such warrants or such certificate is submitted for the account of a bank or a broker, signatures on such warrants certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, subject to any standards and procedures adopted by the warrants agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of warrants being exercised, or the warrants agent does not receive the full subscription payment for the number of warrants that you indicate are being exercised, then you will be deemed to have exercised first the maximum number of subscription warrants that may be exercised based on the amount received by the warrants agent and the payment received will thereafter be applied, to the fullest extent possible based on the amount of excess payment received, to exercise your over-subscription privilege, if applicable, subject to the availability of over-subscription shares. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the warrants agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

The subscription period, during which you may exercise your warrants, is currently set to expire at 5:00 p.m., New York City time, on September 30, 2015. If you do not exercise your warrants prior to that time, your warrants will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the warrants agent receives your warrants certificate or your subscription payment after that time, regardless of when the warrants certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may extend the period for exercising your warrants in our sole discretion. If the expiration date of the warrants offering is so extended, we will give oral or written notice to the warrants agent on or before the scheduled expiration date and we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the warrants offering. We will extend the duration of the warrants offering as required by applicable law or regulation and may choose to extend it. We do not currently intend to extend the expiration of the warrants offering. To the extent that any completed subscription exercise documentation is received by the warrants agent after the expiration of the warrants offering, we may, in our sole discretion, choose to accept such subscription, but we shall be under no obligation to do so.

Subscription Price

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the warrants offering, and you may not be able to sell the underlying shares of our common stock purchased in the warrants offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the warrants offering. You should obtain a current quote for our common stock before deciding whether to exercise your warrants and make your own assessment of our business and financial condition, our prospects for the future and the terms of the warrants offering.

Amendment, Withdrawal and Termination

We may decide to cancel the warrants offering at any time and for any reason before the closing of the warrants offering. If we cancel the warrants offering, any money received from subscribing stockholders or warrant holders, as the case may be, will be returned promptly, without interest or penalty. In addition, we may extend the period for exercising your warrants in our sole discretion. We do not currently intend to extend the expiration of the warrants offering.

Warrants Agent

The warrants agent for this offering is Broadridge Corporate Issuer Solutions, Inc. The warrants agent will also maintain the list of subscriptions and calculate any necessary allocations of over-subscription privileges. The address to which subscription documents, warrants certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is:

By hand or overnight courier:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

By mail:*

Broadridge Corporate Issuer Solutions, Inc.

Attn: Re-Organization Dept., P.O. Box 1317

Brentwood, NY 11717.

* If your chosen delivery method is USPS Priority Mail or USPS Registered Mail, you must utilize the overnight courier address.

If you deliver subscription documents, warrants certificates or notices of guaranteed delivery in a manner different than that described in this prospectus supplement, then we may not honor the exercise of your warrants.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus supplement to the warrants agent at the above contact information.

Fees and Expenses

We will pay all fees charged by the warrants agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the warrants.

Financial Advisory Fee

We will pay Gordian Group, LLC (“Gordian”), our financial advisor, a fee equal to 2.5% of the proceeds realized by us in connection with the warrants offering, subject to certain contractual offsets. We have also agreed to provide indemnification and contribution to Gordian with respect to certain liabilities, including liabilities under the Securities Act of 1933. Gordian has rendered various financial advisory services to us in the past, including in connection with the warrants offering, and we expect them to continue to provide such services to us in the future. Gordian is not acting as underwriter or selling agent in connection with the warrants offering and is not making any recommendation with respect to the warrants or our common stock.

Medallion Guarantee May Be Required

Your signature on each warrants certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the warrants agent, unless:

•	your warrants certificate provides that shares are to be delivered to you as record holder of those warrants; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings, bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions.

•	Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.

•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the warrants offering as soon as possible to learn their intentions with respect to exercising their warrants. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate warrants certificate and submit it to the warrants agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of warrants to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the warrants agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your warrants offering materials. If you did not receive this form, you should contact the warrants agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your warrants through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the warrants offering. If you wish to exercise your warrants, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your warrants, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form” (or such other appropriate documents as are provided by your nominee related to your warrants). You should receive this form from your broker, custodian bank or other nominee with the other warrants offering materials. If you wish to obtain a separate warrants certificate, you should contact the nominee as soon as possible and request that a separate warrants certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the warrants offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise warrants, but you do not have sufficient time to deliver the warrants certificate evidencing your warrants to the warrants agent prior to the expiration of the warrants offering, you may exercise your warrants by the following guaranteed delivery procedures:

•	deliver to the warrants agent prior to the expiration of the warrants offering the subscription payment for each share you elected to purchase pursuant to the exercise of warrants in the manner set forth above under “—Payment Method”;

•	deliver to the warrants agent prior to the expiration of the warrants offering the form entitled “Notice of Guaranteed Delivery”; and

•	deliver the properly completed warrants certificate evidencing your warrants being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the warrants agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Warrants Certificates,” which will be distributed to you with your warrants certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the warrants agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•	the number of warrants represented by your warrants certificate, and the number of shares of our common stock for which you are subscribing under your subscription warrant; and

•	your guarantee that you will deliver to the warrants agent a warrants certificate evidencing the warrants you are exercising within three (3) business days following the date the warrants agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the warrants agent in the same manner as your warrants certificate at the address set forth above under “—Warrants Agent.”

The warrants agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call the warrants agent at (855) 300-4994 to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Warrants; Listing

The warrants granted to you will be transferable and, therefore, you may sell, transfer or assign your warrants to anyone.

Until the expiration of the warrants offering, the warrants will be listed on Nasdaq under the symbol “STXSW.” The shares of common stock issued in the warrants offering will be listed on Nasdaq under the symbol “STXS.”

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your warrants, including time of receipt and eligibility to participate in the warrants offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your warrants and even if we extend the warrants offering, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the warrants agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the warrants offering, only when a properly completed and duly executed warrants certificate and any other required documents and the full subscription payment have been received by the warrants agent. Our interpretations of the terms and conditions of the warrants offering will be final and binding.

Escrow Arrangements; Return of Funds

The warrants agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the warrants offering. The warrants agent will hold this money in escrow until the warrants offering is completed or is withdrawn and canceled. If the warrants offering is canceled for any reason, all subscription payments received by the warrants agent will be returned, without interest, as soon as practicable.

Stockholder Warrants

You will have no shareholder rights as a holder of the shares of our common stock you purchase in the warrants offering, if any, until the closing of the warrants offering has taken place. You will have no right to revoke your subscriptions after you deliver your completed warrants certificate, the full subscription payment and any other required documents to the warrants agent.

Foreign Stockholders

We will not mail this prospectus supplement or warrants certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The warrants agent will hold these warrants certificates for their account. To exercise warrants, our foreign stockholders must notify the warrants agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the warrants offering and demonstrate to the satisfaction of the warrants agent that the exercise of such warrants does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of warrants certificate to exercise any warrants, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your warrants and even if we extend the warrants offering. You should not exercise your warrants unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the warrants offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the warrants offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Warrants Distribution

We believe that our distribution and any stockholder’s receipt and exercise of the warrants to purchase shares of our common stock will not be taxable to our stockholders for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Board Recommendation to Warrants Holders

Our board of directors is making no recommendation regarding your exercise of the warrants. You are urged to make your decision based on your own assessment of our business and the warrants offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

PLAN OF DISTRIBUTION

We are distributing the subscription warrants and warrants certificates to individuals who owned shares of our common stock and certain of our warrants (pursuant to the terms of their respective warrants) as of September 9, 2015, 5:00 p.m. New York City time. If you wish to exercise your subscription warrants and purchase shares of our common stock, you should complete the warrants certificate and return it with payment for the shares to the warrants agent, Broadridge, at the address set forth under “The Warrants Offering—Method of Exercising Subscription Warrants.” If you have any questions, you should contact the warrants agent, Broadridge Corporate Issuer Solutions, Inc., by calling (855) 300-4994.

Other than as described in this prospectus supplement, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the receipt, exercise (or expiration) and sale of the subscription warrants acquired through the warrants offering and owning and disposing of the shares of common stock received upon exercise of the subscription warrants. Insofar as the summary relates to matters of U.S. federal income tax law and regulations, or legal conclusion with respect thereto, the summary constitutes the opinion of our tax counsel, Bryan Cave LLP.

This summary is based upon the Code of 1986, applicable Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurances can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary applies to U.S. holders (as defined below) only and does not purport to be a complete analysis of all potential tax effects of the receipt, exercise (or expiration) or sale of the subscription warrants or the owning or disposing of our common stock. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, of any tax treaty or of any non-income tax laws on the receipt, exercise (or expiration) or sale of the subscription warrants, or the owning or disposing of our common stock. This summary also does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, holders other than U.S. holders (as defined below), partnerships or other pass-through entities or partners or other owners of such entities, banks or other financial institutions, entities that are generally exempt from tax under the Code, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders, including traders in securities that have elected to use the mark-to-market method of accounting, members of an “affiliated group” (within the meaning of the Code) that includes the Company, persons holding subscription warrants or shares of common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” (all as such terms are defined under the Code) persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.

In addition to applying to you only if you are a U.S. holder (as defined below), the tax consequences set forth in this summary will apply to you only to the extent that you also (i) receive the subscription warrants in the warrants offering, and (ii) hold the subscription warrants, and the shares of common stock issued to you upon exercise of the subscription warrants, as “capital assets” for U.S. federal income tax purposes. Finally, this discussion does not address U.S. holders who beneficially hold our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code. This summary does not apply to a holder that is not a U.S. holder (as defined below).

The discussion that follows neither binds the IRS nor precludes it from adopting a position contrary to that expressed in this prospectus supplement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position were litigated. We have not sought, nor will we seek, a ruling from the IRS regarding the federal income tax consequences of the warrants offering or the related share issuances. The following summary does not address the tax consequences of the warrants offering or the related share issuance under foreign, state, or local tax laws or tax treaties.

A “U.S. holder” is a beneficial owner of subscription warrants (or common stock received upon exercise of the subscription warrants) that is also one of the following:

•	An individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes;

•	A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	A trust (a) if a court within the U.S. can exercise primary supervision over its administration and one or more “United States persons” (within the meaning of the Code) are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person,” within the meaning of the Code.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription warrants or holds the common stock received upon exercise of the subscription warrants the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription warrants and acquiring, holding or disposing of our common stock.

ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION WARRANTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Taxation of Subscription Warrants

Receipt of Subscription Warrants

Generally, a distribution of rights to acquire stock of a corporation, such as the subscriptions warrants issued in the offering, are not taxable for U.S. federal income tax purposes unless (1) the stockholder elects to receive the rights in lieu of the receipt of money or other property, (2) the distribution or a series of distributions has the receipt of property by some stockholders and the receipt of rights to acquire stock by other stockholders , i.e. a disproportionate distribution”, or (3) certain other facts exist with respect to the distribution of stock rights are found to exist. We believe and intend to take the position, and the following discussion assumes (unless explicitly stated otherwise), that subscription warrants issued pursuant to the warrants offering are not part of a “disproportionate distribution”. Thus, we will not treat the distribution of the subscription warrants to you as a dividend of our earnings and profits that is taxable to you for U.S. federal income tax purposes. Our determination, however, is not binding on the IRS and it is possible that the IRS could challenge our conclusion that the disproportionate distribution rules do not apply to our distribution of the warrants. For a summary of the U.S. federal income tax consequences to a U.S. holder if the warrants offering is treated as part of a “disproportionate distribution,” within the meaning of the Code, see below under the heading, “Consequences if the Warrants Offering Is Considered Part of a Disproportionate Distribution.”

FURTHERMORE, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES IF THE WARRANTS OFFERING WERE TAXABLE AS A “DISPROPORTIONATE DISTRIBUTION,” WITHIN THE MEANING OF THE CODE.

Distribution of the Subscription Warrants May Impact the Tax Basis in Our Common Stock

If the aggregate fair market value of the subscription warrants a U.S. holder receives is less than 15% of the aggregate fair market value of the U.S. holder’s existing shares of common stock on the date the U.S. holder receives the subscription warrants, the subscription warrants will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. holder elects to allocate such holder’s basis in its existing shares of common stock between the U.S. holder’s existing shares of common stock and the subscription warrants in proportion to the relative fair market values of the existing shares of common stock and the subscription warrants determined on the date of receipt of the subscription warrants. If a U.S. holder elects to allocate basis between such holder’s existing shares of common stock and the subscription warrants, a U.S. holder must make this election on a statement included with the U.S. holder’s tax return for the taxable year in which the U.S. holder receives the subscription warrants. Such an election is irrevocable.

However, if the fair market value of the subscription warrants a U.S. holder receives is 15% or more of the fair market value of its existing shares of common stock on the date a U.S. holder receives the subscription warrants, then such holder must allocate its basis in the U.S. holder’s existing shares of common stock between a U.S. holder’s existing shares of common stock and the subscription warrants such holder receives in proportion to their fair market values determined on the date the U.S. holder receives the subscription warrants. The determination of the fair market value of the subscription warrants on or prior to the date the subscription warrants are distributed to you likely would be based on a number of facts and assumptions that are speculative and uncertain. Accordingly, we have not obtained, nor do we intend to obtain, an appraisal or otherwise make a determination of the fair market value of the subscription warrants that we distribute to you. Thus, you should consider all the facts and circumstances related to the receipt of the subscription warrants, including the initial trading price of the subscription warrants, in determining the fair market value, if any, of the warrants. Further, U.S. holders should consult with their own tax advisors to determine the proper allocation of basis between the subscription warrants and the common stock with respect to which the subscription warrants are received since any allocation will depend in part on facts specific to your situation.

A U.S. holder’s holding period in the subscription warrants will include the U.S. holder’s holding period in the shares of common stock with respect to which the subscription warrants were distributed.

Exercise of Subscription Warrants

A U.S. holder will not recognize gain or loss on the exercise of a subscription warrant received in the warrants offering and the tax basis of common stock acquired through the exercise of the subscription warrants will equal the sum of the subscription price for the shares and a U.S. holder’s adjusted tax basis in the subscription warrant, if any. The holding period of a share of common stock acquired when a U.S. holder exercises its subscription warrants will begin on the date of exercise.

Expiration of Subscription Warrants

If a U.S. holder allows subscription warrants received in the warrants offering to expire, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon expiration of the subscription warrants. If a U.S. holder has tax basis in the subscription warrants and such holder allows the subscription warrants to expire, the tax basis of common stock owned by the U.S. holder with respect to which such subscription warrants were distributed should be re-allocated to the tax basis of such common stock.

Sale or Other Disposition of Subscription Warrants

If a U.S. holder sells or otherwise disposes of a U.S. holder’s subscription warrants prior to the expiration date, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any other property a U.S. holder receives in exchange for the warrants and such U.S. holder’s tax basis, if any, in the subscription warrants sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription warrants exceeds one year at the time of disposition. Please see above, “Distribution of the Subscription Warrants May Impact the Tax Basis in Our Common Stock,” for a discussion regarding the determination of a U.S. holder’s holding period in their subscription warrants. Long-term capital gain of a non-corporate U.S. holder is generally taxed at reduced rates. The deductibility of capital losses is subject to limitations under the Code.

Taxation of Shares of Common Stock

Distributions

Distributions with respect to shares of common stock acquired upon exercise of subscription warrants will generally be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s adjusted tax basis in such shares of common stock and thereafter, as gain from the sale of our common stock. A corporate holder of our common stock who receives a dividend may be entitled to a dividends-received deduction.

Dispositions

If a U.S. holder sells or otherwise disposes of the shares of common stock acquired upon exercise of the subscription warrants, such holder will generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period for the shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder is generally taxed at reduced rates. The deductibility of capital losses is subject to limitations under the Code.

Net Investment Income Tax

Under recently enacted legislation, certain U.S. holders that are individuals, estates or trusts are subject to an additional 3.8% unearned income Medicare contribution tax on, among other things, gross dividend income on and net gains from the sale or other disposition of, stock (less certain deductions), in excess of certain thresholds, for taxable years beginning after December 31, 2012. For non-corporate U.S. holders, this tax applies to the lesser of (i) “net investment income” (as defined in the Code) and (ii) the excess of “modified adjusted gross income” (as defined in the Code) over $200,000 (or $250,000 if married and filing jointly or $125,000 if married and filing separately). U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Dividends in respect of our common stock and payments made to U.S. holders of proceeds from the sale of subscription warrants or from the shares of common stock acquired upon exercise of the subscription warrants may be subject to information reporting and/or backup withholding. Backup withholding may apply under certain circumstances if a U.S. holder (1) fails to furnish his or her social security or its taxpayer identification number (“TIN”), (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that such holder is not subject to backup withholding and that such holder is a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle a U.S. holder to a refund with respect to) such holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their own tax advisor as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

THE FOREGOING SUMMARY IS INTENDED ONLY FOR U.S. HOLDERS THAT RECEIVE SUBSCRIPTION WARRANTS IN THE OFFERING AND OTHERWISE HOLD SUCH WARRANTS AS A CAPITAL ASSET. ACCORDINGLY, ALL OTHER HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX AND TAX TREATY CONSEQUENCES OF THE WARRANTS OFFERING AND THE RELATED SHARE ISSUANCES APPLICABLE TO SUCH HOLDER’S PARTICULAR TAX SITUATION.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), which is incorporated by reference in the registration statement. Our financial statements and schedule as of December 31, 2014 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1–800–SEC–0330 for further information on the operation of its Public Reference Room.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, of which this prospectus supplement forms a part, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, http://www.stereotaxis.com, under “Investors—SEC Filings.” We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus supplement.

We incorporate by reference into this prospectus supplement (SEC File No. 333-192606) the following documents, which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2015, and June 30, 2015;

•	our Current Reports on Form 8-K filed January 5, 2015, February 25, 2015, March 26, 2015, March 30, 2015, May 4, 2015, May 6, 2015, June 4, 2015 and August 4, 2015 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise); and

•	the description of our common stock in our Registration Statement on Form 8-A filed August 2, 2004.

For purposes of the registration statement of which this prospectus supplement is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus supplement is a part.

You may get copies of any of the document incorporated by reference (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling the investor relations department at Stereotaxis, Inc. 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, telephone (314) 678-6100.

PROSPECTUS

$75,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell from time to time, in one or more offerings, up to $75,000,000 in the aggregate of debt securities, common stock, preferred stock, warrants or units consisting of any two or more of such securities. This prospectus provides a general description of the securities that may be offered.

Each time we offer and sell securities, we will provide specific terms of the securities to be offered and sold (including the amounts, prices and other terms) in a supplement to this prospectus (which may include, but is not limited to, an at-the-market sales agreement prospectus). This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “STXS.” As of November 26, 2013, the closing price of our common stock was $3.53. Each prospectus supplement offering any securities other than our common stock will state whether those securities are listed or will be listed on the Nasdaq Capital Market or any other securities market or other exchange.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, directly to purchasers or in any manner specified in a prospectus supplement. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities, see “Plan of Distribution” in this prospectus. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

You should read carefully this prospectus and the documents incorporated by reference in this prospectus before you invest. Investing in these securities involves significant risks. See “Risk Factors” on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 11, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $75,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities, we will provide a prospectus supplement to this prospectus that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” below.

You should only rely on the information contained in this prospectus and any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. The information contained in this prospectus and any prospectus supplement is complete and accurate only as of the date on its respective front cover, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. The forward-looking statements included or incorporated by reference in this prospectus are only made as of the date of this prospectus or as of the date of such statement contained in the respective documents incorporated by reference herein, respectively, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances even though our situation may change in the future.

i

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THE COMPANY

We design, manufacture and market robotic systems and instruments for use primarily by electrophysiologists for the treatment of abnormal heart rhythms known as cardiac arrhythmias. We offer our proprietary Epoch™ Solution, an advanced remote robotic navigation system for use in a hospital’s interventional surgical suite, or “interventional lab”. We believe the Epoch Solution revolutionizes the treatment of arrhythmias and coronary artery disease by enabling enhanced safety, efficiency and efficacy for catheter-based, or interventional, procedures. The Epoch Solution is comprised of the Niobe® ES Robotic Magnetic Navigation System (“Niobe ES system”), Odyssey® Information Management Solution (“Odyssey Solution”), and the Vdrive™ Robotic Navigation System (“Vdrive system”). We believe that our technology represents an important advance in the ongoing trend toward fully digitized, integrated and automated interventional labs and provides substantial, clinically important improvements over manual interventional methods, which often result in long and unpredictable procedure times with suboptimal therapeutic outcomes. We believe that our technology represents an important advance supporting efficient and effective information management and physician collaboration. The core elements of our technology, especially the Niobe ES system, are protected by an extensive patent portfolio, as well as substantial know-how and trade secrets.

We were incorporated in Delaware in June 1990 as Stereotaxis, Inc. Our principal executive offices are located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, and our telephone number is (314) 678-6100. Our website address is www.stereotaxis.com. Information contained on our website is not incorporated by reference into and does not form any part of this prospectus. As used in this prospectus, references to “Company”, “we”, “our”, “us” and “Stereotaxis” refer to Stereotaxis, Inc. unless the context requires otherwise. Niobe®, Epoch™, Odyssey®, Odyssey Cinema™, Vdrive™, Vdrive Duo™, V-Loop™, V-Sono™, V-CAS™, and V-CAS Deflect™ are trademarks of Stereotaxis, Inc. All other trademarks that may appear in this prospectus are the property of their respective owners.

Our Niobe ES system is the latest generation of the Niobe Robotic Magnetic Navigation System (“Niobe system”), which allows physicians to more effectively navigate proprietary catheters, guidewires and other delivery devices, both our own and those we are co-developing through strategic alliances, through the blood vessels and chambers of the heart to treatment sites in order to effect treatment. This is achieved using computer-controlled, externally applied magnetic fields that precisely and directly govern the motion of the internal, or working, tip of the catheter, guidewire or other interventional devices. We believe that our Niobe ES system represents a revolutionary technology in the interventional lab, bringing precise remote digital instrument control and programmability to the interventional lab, and has the potential to become the standard of care for a broad range of complex cardiology procedures.

The Niobe system is designed primarily for use by interventional electrophysiologists in the treatment of arrhythmias and approximately 1% of usage is by interventional cardiologists in the treatment of coronary artery disease. To date the significant majority of the Stereotaxis installations worldwide are intended for use in electrophysiology. The Niobe system is designed to be installed in both new and replacement interventional labs worldwide. Current and potential purchasers of our Niobe system include leading research and academic hospitals as well as community and regional medical centers around the world.

Stereotaxis has also developed the Odyssey Solution which provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals. The Odyssey Solution consists of two lab solutions including Odyssey Vision and the Odyssey Cinema™ system. Odyssey Vision consolidates all of the lab information from multiple sources, freeing doctors from managing complex interfaces during patient therapy for optimal procedural and clinical efficiency. The Odyssey Cinema system is an innovative solution delivering synchronized content targeted to improve care, enhance performance, increase referrals and market services. This tool includes an archiving capability that allows clinicians to store and replay entire procedures or segments of procedures. This information can be accessed from locations throughout the hospital local area network and over the Internet from anywhere with sufficient bandwidth. The Odyssey Solution may be acquired either as part of the Epoch Solution or on a stand-alone basis for installation in interventional labs and other locations where clinicians desire improved clinical workflows and related efficiencies. Odyssey system revenue represented 14%, 18%, and 18% of revenue for the years ended December 31, 2012, 2011, and 2010, respectively.

Our Vdrive system provides navigation and stability for diagnostic and therapeutic devices designed to improve interventional procedures. The Vdrive system complements the Niobe ES system control of therapeutic catheters for fully remote procedures and enables single-operator workflow and is sold as two options, the Vdrive system and the Vdrive Duo system. In addition to the Vdrive system and the Vdrive Duo system, we also manufacture and market various disposable components (V-Loop™, V-Sono™, V-CAS™, and V-CAS™ Deflect catheter manipulators) which can be manipulated by these systems.

We promote the full Epoch Solution in a typical hospital implementation, subject to regulatory approvals or clearances. The full Epoch Solution implementation requires a hospital to agree to an upfront capital payment and recurring payments. The upfront capital payment typically includes equipment and installation charges. The recurring payments typically include disposable costs for each procedure, equipment service costs beyond the warranty period, and software licenses. In hospitals where the full Epoch Solution has not been implemented, equipment upgrade or expansion can be implemented by purchasing the necessary upgrade or expansion.

Not all products have and/or require regulatory clearance in all of the markets we serve. Please refer to “Regulatory Approval” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2012, as well as our subsequent SEC filings for a description of the regulatory clearance, licensing, and/or approvals we currently have or are pursuing.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent Annual Report on Form 10-K filed for the period ended December 31, 2012 and any updates in our subsequently filed Quarterly Reports on Form 10-Q, together with all other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

FORWARD-LOOKING STATEMENTS

The prospectus, including the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this offering, contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1985. These forward-looking statements relate to, among other things:

●	our ability to fund operations;
●	our business strategy;
●	our value proposition;
●	our ability to convert backlog to revenue;
●	the timing and prospects for regulatory approval of our additional disposable interventional devices;
●	the success of our business partnerships and strategic alliances;
●	our estimates regarding our capital requirements;
●	the ability of physicians to perform certain medical procedures with our products safely, effectively and efficiently;
●	the adoption of our products by hospitals and physicians;
●	the market opportunity for our products, including expected demand for our products;
●	our plans for hiring additional personnel; and
●	any of our other plans, objectives, expectations and intentions contained or incorporated into this prospectus that are not historical facts.

These statements relate to future events or future financial performance, and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue”, or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. These statements are only predictions.

Factors that may cause our actual results to differ materially from those expressed or implied in forward-looking statements include, among others, changes in general economic and business conditions and the risks and other factors set forth in “Item 1A—Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2012 and any updates in our subsequently filed Quarterly Reports on Form 10-Q.

Our actual results may be materially different from what we expect. Therefore, you should not rely upon forward-looking statements as predictions of future events. We undertake no duty to update or revise such forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital requirements. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

We have not yet determined the amount or timing of the expenditures for each of the categories listed above and these expenditures may vary significantly depending on a variety of factors, including the timing of additional regulatory approvals and new product introductions. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will retain broad discretion in the allocation and use of the net proceeds of this offering.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of Stereotaxis, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue will be issued under an indenture between us and a trustee qualified to act as such under the Trust Indenture Act of 1939. We have filed the form of the indenture as an exhibit to the Registration Statement of which this prospectus is a part. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which debt securities are issued as supplemented by any supplemental indenture applicable to such debt securities. We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities, and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE TERMS OF THE INDENTURE IN THEIR ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES.

Information You Will Find In The Prospectus Supplement

The indenture provides that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

●	the title and denominations of the debt securities of the series;
●	any limit on the aggregate principal amount of the debt securities of the series;
●	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;
●	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;
●	the dates from which such interest shall accrue or the method by which such dates shall be determined and the duration of the extensions and the basis upon which interest shall be calculated;
●	the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;
●	the place or places where the principal and interest on the series of debt securities will be payable;
●	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;
●	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;
●	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;
●	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;
●	if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;
●	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

●	the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;
●	the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;
●	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;
●	any addition to or change in the events of default with respect to the debt securities of the series;
●	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;
●	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;
●	the subordination, ranking or priority, if any, of the debt securities of the series and terms of the subordination;
●	any other terms of the debt securities of the series which are not prohibited by the indenture; and
●	whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the applicable prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, any board resolution establishing such debt securities and any applicable indenture supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Senior Debt

We may issue senior debt securities under the indenture and any coupons that will constitute part of our senior debt. Unless otherwise set forth in the applicable indenture supplement and described in the applicable prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

We may issue subordinated debt securities under the indenture and any coupons that will constitute part of such subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and any applicable indenture supplement, to all of our senior indebtedness.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Senior Subordinated Debt

We may issue senior subordinated debt securities under the indenture and any coupons that will constitute part of our senior subordinated debt. These senior subordinated debt securities will be, to the extent and in the manner set forth in the applicable indenture supplement, subordinate and junior in right of payment to all of our “senior indebtedness” and senior to our other subordinated debt. See the discussions above under “—Senior Debt” and “—Subordinated Debt” for a more detailed explanation of our senior and subordinated indebtedness.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

●	any discounted debt securities; and
●	any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depository or with a nominee for a depository identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

●	by the depository for the registered global security to a nominee of the depository;
●	by a nominee of the depository to the depository or another nominee of the depository; and
●	by the depository or any nominee to a successor of the depository or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depository arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depository arrangements.

Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depository. These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depository for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, the depository or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

●	may not have the debt securities represented by a registered global security registered in their names;
●	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and
●	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment of Interest on and Principal of Registered Global Securities

We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depository or its nominee to the depository or its nominee as the registered owner of the registered global security. None of Stereotaxis, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

●	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;
●	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;
●	the payments to beneficial owners of the global security of amounts paid to the depository or its nominee; or
●	any other matter relating to the actions and practices of the depository, its nominee or any of its participants.

We expect that the depository, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depository’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

●	the depository for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act; and
●	we do not appoint a successor depository within 90 days.

In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Covenants by Stereotaxis

The indenture includes covenants by us, including among other things that we will make all payments of principal, or premium, if any, and interest at the times and places required. The supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

●	failure to pay when due any interest on any debt security of that series, continued for 30 days;
●	failure to pay when due the principal of, or premium, if any, on, any debt security of that series;
●	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;
●	failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 90 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;
●	certain events of bankruptcy, insolvency or similar proceedings affecting us; and
●	any other event of default specified in any supplemental indenture under which such series of debt securities is issued.

Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

We and the trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities, enter into one or more indentures supplemental to the indenture, among other things:

●	to add guarantees to or secure any series of debt securities;
●	to provide for the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements, and obligations, or to otherwise comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;
●	to surrender any right or power conferred upon us under the indenture or to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;
●	to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture that may be defective or inconsistent with any other provision contained therein;
●	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;
●	to add to or change any of the provisions of the indenture to supplement any of the provisions of the indenture in order to permit the defeasance and discharge of any series of debt securities pursuant to the indenture, so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;
●	to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination shall not apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision;
●	to evidence and provide for the acceptance of appointment by a successor or separate trustee; and
●	to establish the form or terms of debt securities of any series and to make any change that does not adversely affect the interests of the holders of debt securities.

With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (each series voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

●	change the final maturity of the principal of, or any installment of interest on, any debt securities;
●	reduce the principal amount of any debt securities or the rate of interest on any debt securities;
●	change the currency in which any debt securities are payable;
●	impair the right of the holders to conduct a proceeding for any remedy available to the trustee;

●	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment or supplemental indenture;
●	reduce any premium payable upon the redemption of any debt securities; or
●	make any change that adversely affects the relative rights of holders of subordinated debt securities with respect to senior debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may satisfy and discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (i) either (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions), or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities; (ii) we have paid or caused to be paid all other sums payable under the indenture by us; and (iii) we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture relating to the satisfaction and discharge have been complied with.

In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).

The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series.

Mergers, Consolidations and Certain Sales of Assets

We may not consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or transfer, lease or dispose of all or substantially all of our assets to any other person or entity unless:

●	the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, executed and delivered in form satisfactory to the trustee, all of our obligations under the debt securities and the indenture;
●	immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and
●	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture (except that such opinion of counsel need not opine as to the matters set forth in the second bullet-point above).

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, incorporator or stockholder of Stereotaxis, as such, shall have any liability for any obligations of Stereotaxis under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his, her, or its status as director, officer, incorporator or stockholder of Stereotaxis. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Conversion or Exchange Rights

Any debt securities offered hereby may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

●	the conversion or exchange price;
●	the conversion or exchange period;
●	provisions regarding our ability or that of the holder to convert or exchange the debt securities;
●	events requiring adjustment to the conversion or exchange price; and
●	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Concerning the Trustee

The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities.

The indenture contains limitations on the right of the trustee, should it become a creditor of Stereotaxis, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If the trustee acquires an interest that conflicts with, within the meaning of the Trust Indenture Act, any duties with respect to the debt securities, the trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the indenture.

Limitations on Issuance of Bearer Debt Securities

Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the relevant prospectus supplement, in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized to issue up to 310,000,000 shares of capital stock, par value $.001 per share, divided into two classes designated, respectively, “common stock” and “preferred stock.” Of such shares authorized, 300,000,000 shares are designated as common stock, and 10,000,000 shares are designated as preferred stock.

The following is a summary of the material terms of our capital stock and certain provisions of our amended and restated certificate of incorporation, as amended (our “amended and restated certificate of incorporation”) and amended and restated bylaws. It also summarizes some relevant provisions of the Delaware General Corporation Law, which we sometimes refer to as Delaware law. Since the terms of our amended and restated certificate of incorporation and amended and restated bylaws, and Delaware law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read our amended and restated certificate of incorporation or amended and restated bylaws, they are on file with the SEC, as described under the heading “Where You Can Find Additional Information” below.

August 2013 Capital Restructuring Transactions

In August 2013, we issued a substantial number of shares to holders of our convertible debt, as well as certain warrant holders. As a result, the number of our shares of common stock outstanding increased from 8,316,775 as of June 30, 2013 to 15,922,543 as of August 29, 2013, an increase of approximately 7.6 million shares, resulting in substantial dilution to our stockholders. As a result of the below transactions, the entire amount of our convertible debt was extinguished upon conversion or exchange of such notes, and we received approximately $11.7 million in gross proceeds from the cash exercise of various warrants. As described below, certain of the warrants were exercised pursuant to a cashless exercise, which did not result in any net proceeds to us.

The principal transactions in August 2013 that resulted in the increase of outstanding shares were:

●	Conversion and Exchange of Convertible Notes. Holders of all of our outstanding 8,090,000 convertible subordinated notes (i) converted $7,990,000 aggregate principal amount of such notes into 2,377,269 shares of our common stock at a conversion price of $3.361 per share and (ii) exchanged their remaining $100,000 aggregate principal amount of such notes, for an aggregate of 333,182 shares of our common stock. In connection with the exchange, we issued new warrants to purchase an aggregate of 2,521,571 shares of common stock, having an exercise price of $3.361 per share (the “Exchange Warrants”).
●	Cash Warrant Exercises. We issued shares upon the cash exercise of the following warrants: (i) holders of the convertible notes described above exercised an aggregate of warrants to purchase 2,521,571 shares of our common stock at an exercise price of $3.361 per share, for an aggregate of $8.475 million of gross proceeds to us, which warrants were originally issued in connection with their convertible notes; and (ii) certain holders of warrants issued in a private placement pursuant to a stock and warrant purchase agreement (the “PIPE Warrants”) exercised warrants to purchase 911,859 shares of our common stock having an exercise price of $3.361 per share, for an aggregate of approximately $3.1 million gross proceeds to us.
●	Cashless Warrant Exercises. We issued shares upon the cashless exercise of the following warrants: (i) venture funds affiliated with Sanderling Ventures exercised (A) PIPE Warrants to purchase an aggregate of 650,619 shares of common stock in a cashless net exercise as provided for in the PIPE Warrants, which resulted in the issuance to such funds of an aggregate of 308,194 shares of common stock and (B) warrants issued by us in private placements in 2012 and 2013 in connection with the extension of previously disclosed guarantees to purchase an aggregate of 262,450 shares of common stock in cashless net exercises as provided for in the warrants, which resulted in the issuance to such funds of an aggregate of 183,478 shares of common stock; and (ii) certain holders of the Exchange Warrants described above exercised Exchange Warrants to purchase an aggregate of 1,372,358 shares of common stock in cashless net exercises as provided for in the Exchange Warrants, which resulted in the issuance to such funds of an aggregate of 841,575 shares of common stock.

Rights Offering

On November 27, 2013, we announced the results of our previously announced offering of subscription rights to purchase shares of our common stock, par value $0.001 per share. Pursuant to the rights offering, subscription rights to purchase approximately 3.4 million shares of common stock were exercised, resulting in gross proceeds to us of approximately $10.2 million.

Common Stock

As of November 26, 2013, there were 19,331,491 shares of common stock outstanding that were held of record by approximately 303 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor, as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Stereotaxis. We have no present plan to issue any shares of preferred stock.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

Interested Stockholder Transactions. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation or the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of assets with a value of 10% or more of either the total assets or all outstanding stock of the corporation;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

In addition, some provisions of our amended and restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Cumulative Voting. Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Classified Board of Directors. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year, which has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing only the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees. The amended and restated certificate of incorporation also provides that directors may be removed by stockholders only for cause. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit stockholders to act by written consent. They provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our directors. Further, our amended and restated certificate of incorporation provides that the stockholders may amend bylaws adopted by the board of directors or specified provisions of the amended and restated certificate of incorporation by the affirmative vote of at least 66 2/3% of our capital stock.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from nominating directors at an annual meeting of stockholders.

Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Stereotaxis by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Supermajority Vote Requirements. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation will impose supermajority vote requirements of 66 2/3% of the voting power of our capital stock in connection with the amendment of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “STXS”.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. Its address is 1981 Marcus Ave., Suite 100, Lake Success, NY 11042-1046, and its telephone number is (855) 300-4994.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase preferred stock, common stock or other securities or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to warrants being offered.

A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These items will include:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount, and terms of the common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The applicable prospectus supplement will describe the specific terms of any warrant units.

As of November 26, 2013, there were warrants outstanding to purchase 3,021,302 shares of common stock at a weighted average exercise price of $14.30.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of the warrants or warrant units and will be available as described in the heading “Where You Can Find Additional Information” below.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under units agreements to be entered into between us and a bank or trust company, as unit agent, as detailed in the prospectus supplement relating to units being offered. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions that may be included in the applicable unit agreements. These descriptions do not restate the terms of any such agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, will define your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of any units and will be available as described under the heading “Where You Can Find Additional Information” below.

RATIO OF EARNINGS TO FIXED CHARGES

If we offer debt securities and/or preference equity securities under this prospectus, then we will, if required at that time, provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings, respectively, in the applicable prospectus supplement for such offering.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered pursuant to this prospectus in any manner specified in a prospectus supplement or in any of the following manners:

•	directly to purchasers;

•	to or through underwriters;

•	through dealers or agents; or

•	through a combination of methods.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Also, if applicable, we will describe in the prospectus supplement how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations with respect to the auction.

If underwriters are used in an offering, we will execute an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us in the ordinary course of business.

Each series of securities is expected to be a new issue of securities with no established trading market, other than the common stock which is listed on the Nasdaq Capital Market. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the Nasdaq Capital Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri. James L. Nouss, Jr., a partner of our legal counsel, Bryan Cave LLP, beneficially owns 1,172 shares of our common stock. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), which is incorporated by reference into this prospectus. Our financial statements and schedule as of December 31, 2012 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1–800–SEC–0330 for further information on the operation of its Public Reference Room.

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, http://www.stereotaxis.com, under “Investors—All SEC Filings”. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information subsequently filed with the SEC and incorporated in this prospectus.

We incorporate by reference into this prospectus the following documents (SEC File No. 000-50884), which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and on Form 10-Q/A for the fiscal quarter ended June 30, 2013;

•	our Current Reports on Form 8-K filed January 14, 2013, February 7, 2013, March 5, 2013 (regarding Item 5.02), March 25, 2013, April 1, 2013, April 19, 2013, April 26, 2013, June 10, 2013, June 21, 2013, July 1, 2013, August 2, 2013, August 8, 2013 (regarding Items 1.01, 3.02, 8.01 and 9.01), August 16, 2013, August 19, 2013, September 3, 2013 (regarding Items 1.01, 2.03, 8.01 and 9.01), October 23, 2013, October 23, 2013 (regarding Item 8.01), October 24, 2013, October 29, 2013, November 4, 2013 and November 27, 2013, and on Form 8-K/A filed on April 17, 2013 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise); and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed August 2, 2004.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between the date we filed the registration statement to which this prospectus relates, and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

You may get copies of any of the document incorporated by reference (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling the investor relations department at Stereotaxis, Inc. 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, telephone (314) 678-6100.